EXHIBIT 99.1

FIRST ALBANY RAISES $10 MILLION IN PRIVATE PLACEMENT

ALBANY, NY, February 27, 2004 – First Albany Companies Inc. (Nasdaq: FACT) today announced that it has raised $10 million through a private placement of securities.

The offering, a private placement in public equity (PIPE), was purchased by accredited investor employees of First Albany.  The terms include registration rights with a one-year lock-up provision, subject to certain exceptions.  The firm will issue an aggregate of 896,057 shares in the private placement.  Adams Harkness & Hill, Inc. acted as financial advisor to the Company for the private placement.

The Company said the proceeds will be used for general corporate purposes.

About First Albany

Founded in 1953, First Albany Companies Inc. is a leading institutionally focused independent investment bank and asset management firm.  Through its Taxable Fixed-Income, Municipal and Equity Capital Markets Divisions, the firm focuses on serving the institutional market, the growing corporate middle market and public institutions by providing its clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products and advisory services in the areas of corporate and public finance as well as fixed income and equity sales and trading.  FA Asset Management is an investment management company with a growing client base and increasing assets under management.  FA Technology Ventures is a leading early stage investor, providing venture capital, management and guidance for companies in the emerging growth sectors of information technology and energy technology.

First Albany is traded on NASDAQ under the symbol FACT and today has 19 offices in 12 states.

This news release contains forward-looking statements, which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

CONTACT:  First Albany Capital Inc.

Steven Jenkins, 518-447-8500

Fleishman Hillard

Al Bellenchia, 212-453-2256 (media)

Ben Tanner, 212-453-2301 (media)